                                                Filed Pursuant to Rule 424(b)(3)
                                                File No. 333-95753

                                  SYBASE, INC.

                        SUPPLEMENT DATED AUGUST 18, 2000
                        TO PROSPECTUS DATED JUNE 26, 2000

        The purpose of this Supplement dated August 18, 2000 is to update certain information contained in the table under the heading "Selling Stockholders" on pages 17 through 20 of the Prospectus dated June 26, 2000. A copy of the Prospectus has been attached to this Supplement. Our common stock is listed on the Nasdaq National Market under the symbol "SYBS." On August 17, 2000, the last sale price of our common stock was $25.00 per share.

        We have been advised by InteliData Technologies Corporation that some of the shares of common stock of Sybase, Inc. covered by the Prospectus were sold in a private transaction to Bear, Stearns International Limited. Accordingly, the information for InteliData Technologies Corporation and Bear, Stearns International Limited is modified, as set forth below. The information provided is as of the date of this Supplement.

                                              SHARES OF COMMON                                    SHARES OF COMMON STOCK
                                             STOCK BENEFICIALLY                                  BENEFICIALLY OWNED AFTER
                                        OWNED PRIOR TO THIS OFFERING        SHARES OF COMMON            THIS OFFERING
                                        ----------------------------        STOCK OFFERED BY     ------------------------
     SELLING STOCKHOLDER                     NUMBER      PERCENT           THIS PROSPECTUS(1)      NUMBER        PERCENT
     -------------------                     ------      -------           ------------------      ------        -------
  InteliData Technologies                  1,492,467       1.7%                1,492,467             --             --
     Corporation(2)

  Bear, Stearns International              1,036,401       1.2%                1,036,401             --             --
     Limited(3)

(1) Except for Bear, Stearns International Limited (which acquired its shares in private transactions after our acquisition of Home Financial Network), approximately 7.5% of the number of shares listed above for each selling stockholder are held in an escrow account to secure indemnification obligations the selling stockholders have provided to us in connection with the acquisition of Home Financial Network. It is expected that the escrowed shares remaining after any distributions from the escrow account to us in satisfaction of the indemnification claims we may have will be released from escrow and distributed to the selling stockholders on or about January 20, 2001.

(2) Includes 222,681 shares subject to outstanding warrants, all of which are currently exercisable.

(3) Of this amount, 536,401 shares have been sold under this Prospectus prior to the date of this Supplement.


            This Supplement to Prospectus is dated August 18, 2000.